                            SHARE PURCHASE AGREEMENT

                                  by and among

                                  ON2.COM INC.,

                                  as Purchaser

                                       and

                PAUL GORDON WILKINS, SIMON DAVID CONWAY SMITH AND
          PAUL GORDON WILKINS AND JANET ROSE WILKINS AS TRUSTEES OF THE
                 PAUL GORDON WILKINS 1999 CHILDREN'S SETTLEMENT

                                   as Sellers

                                       AND
                          METAVISUAL CREATIONS LIMITED






                         Dated as of September 27, 1999


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                                                 TABLE OF CONTENTS

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PURCHASE AND SALE OF SHARES.......................................................................................1
         1.1      Purchase of Shares..............................................................................1
         1.2      Purchase Price..................................................................................1
         1.3      Closing; Deliveries.............................................................................2
         1.4      Closing Date....................................................................................2

REPRESENTATIONS AND WARRANTIES OF THE SELLERS.....................................................................2
         2.1      Organization and Qualification..................................................................2
         2.2      Capitalization..................................................................................2
         2.3      Subsidiaries and Affiliates.....................................................................2
         2.4      Options or Other Rights.........................................................................3
         2.5      Ownership of the Shares.........................................................................3
         2.6      Validity and Execution of Agreement.............................................................3
         2.7      No Conflict.....................................................................................3
         2.8      Books and Records...............................................................................3
         2.9      Articles of Organization; Memorandum............................................................3
         2.10     Financial Statements............................................................................4
         2.11     Undisclosed Liabilities.........................................................................4
         2.12     No Material Adverse Change......................................................................4
         2.13     Tax Matters.....................................................................................4
         2.14     Litigation......................................................................................4
         2.15     Contracts and Other Agreements..................................................................5
         2.16     Real Estate.....................................................................................5
         2.17     Transactions with Affiliates....................................................................5
         2.18     Compensation Arrangements; Officers, Directors and Employees....................................5
         2.19     Operations......................................................................................6
         2.20     Tangible Property...............................................................................7
         2.21     Intellectual Property; Proprietary Rights; Employee Restrictions................................8
         2.22     Licenses and Permits............................................................................9
         2.23     Compliance with Laws...........................................................................10
         2.24     Banks and Proxies..............................................................................10
         2.25     Year 2000 Compliance...........................................................................10
         2.26     Brokers........................................................................................10
         2.27     Acquisition of On2.com Shares..................................................................10
         2.28     Disclosure.....................................................................................11

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..................................................................11
         3.1      Validity and Execution of Agreement............................................................11
         3.2      No Conflict....................................................................................12

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         3.3      Brokers........................................................................................12
         3.4      Disclosure.....................................................................................12

PRE-CLOSING COVENANTS............................................................................................12
         4.1      Corporate Examinations and Investigations......................................................12
         4.2      Conduct of Business............................................................................13
         4.3      Preservation of Business.......................................................................13
         4.4      No Solicitations...............................................................................14
         4.5      Other Agreements...............................................................................14

CONDITIONS PRECEDENT TO THE CLOSING..............................................................................14
         5.1      Conditions Precedent to the Obligations of the Purchaser to Complete the Closing...............14
         5.2      Conditions Precedent to the Obligations of the Sellers to Complete the Closing.................15

POST-CLOSING COVENANTS...........................................................................................16
         6.1      Further Information............................................................................16
         6.2      Record Retention...............................................................................16
         6.3      Post-Closing Assistance........................................................................16
         6.4      SEC Reporting..................................................................................17

SURVIVAL; INDEMNIFICATION........................................................................................17
         7.1      Survival of Agreements, Representations and Warranties.........................................17
         7.2      Indemnification by the Sellers.................................................................17
         7.3      Purchaser's Indemnity..........................................................................18
         7.4      Method of Asserting Claims.....................................................................18
         7.5      Limitations on the Seller's Obligations........................................................19
         7.6      General Provisions.............................................................................19
         7.7      Right of Offset................................................................................20

TERMINATION OF AGREEMENT.........................................................................................20
         8.1      Termination....................................................................................20
         8.2      Survival After Termination.....................................................................20

MISCELLANEOUS....................................................................................................21
         9.1      Certain Definitions............................................................................21
         9.2      Expenses.......................................................................................26
         9.3      Further Assurances.............................................................................26
         9.4      Notices........................................................................................26
         9.5      Publicity......................................................................................27
         9.6      Entire Agreement...............................................................................27
         9.7      Waivers and Amendments.........................................................................27
         9.8      Governing Law..................................................................................28
         9.9      Jurisdiction...................................................................................28

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         9.10     Binding Effect, No Assignment..................................................................28
         9.11     Variations in Pronouns.........................................................................28
         9.12     Counterparts...................................................................................28
         9.13     Exhibits and Schedules.........................................................................28
         9.14     Headings.......................................................................................28
         9.15     Severability of Provisions.....................................................................28

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                                  EXHIBITS

EXHIBIT A       Purchaser's Note
EXHIBIT B       Seller's Closing Certificate
EXHIBIT C       Purchaser's Closing Certificate
EXHIBIT D       Registration Rights Agreement
EXHIBIT E       Services Agreement


                                  SCHEDULES

SCHEDULE I      Sellers, Allocation of Purchase Price
SCHEDULE 2.3    Subsidiaries and Affiliates
SCHEDULE 2.4    Options or Other Rights
SCHEDULE 2.12   Material Adverse Changes
SCHEDULE 2.15   Material Contracts
                "Required Consents/Contracts"
SCHEDULE 2.17   Transactions with Affiliates
SCHEDULE 2.18   Compensation Arrangements; Officers, Directors and Employees
SCHEDULE 2.19   Operations
SCHEDULE 2.20   Tangible Property
                "Required Consents/Tangible Property"
SCHEDULE 2.21 Intellectual Property; Proprietary Rights; Employee Restrictions "Required Consents/Intellectual Property"
SCHEDULE 2.22   Licenses and Permits
                "Required Consents/Permits"
SCHEDULE 2.24   Banks and Proxies

                  SHARE PURCHASE AGREEMENT, dated as of September 27, 1999, by and between ON2.COM INC. (the "Purchaser"), a Colorado corporation having its principal address at 375 Greenwich Street, 4th Floor, New York, New York, United States of America 10013, and Paul Gordon Wilkins (the "Warrantor") and each of the other persons named in Schedule I (together with the Warrantor, the "Sellers"), having their respective addresses as set forth in Schedule I as the shareholders of MetaVisual Creations Limited, a private company limited by shares and incorporated under the laws of England with registered number 2674066 and formerly known as de Souza-Wilkins Limited (the "Company"), having its principal address at 51 Old School Lane, Milton, Cambridge CB24 6BS, United Kingdom.

                  WHEREAS, the Sellers own 700 ordinary shares of one pence each of the Company (the "Company Shares"); and

                  WHEREAS, the Sellers wish to sell, and the Purchaser wishes to purchase, the Company Shares on the terms and subject to the conditions hereinafter set forth such that after the completion of the transactions contemplated by this Agreement, the Company will become wholly-owned by the Purchaser;

                  NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Purchaser, the Sellers and the Company hereby agree as follows:

                                    ARTICLE 1

                           PURCHASE AND SALE OF SHARES

         1.1 PURCHASE OF SHARES. On the terms and subject to the conditions set forth in this Agreement, the Sellers agree to sell the Company Shares to the Purchaser, and the Purchaser agrees to purchase the Company Shares from the Sellers. Capitalized terms used without definition shall have the respective meanings given them in Section 9.1.

         1.2 PURCHASE PRICE. The purchase price (the "Purchase Price") for all of the Company Shares shall be (a) US $330,000 in cash (the "Cash Portion"), (b) the Purchaser's promissory notes (the "Purchasers Notes") in the original aggregate principal amount of $332,500 payable on the first anniversary of the Closing Date, each substantially in the form of Exhibit A and (c) that aggregate number of shares of Purchaser Common Stock (the "Share Consideration"), rounded to the nearest whole share, equal to the quotient of $2,137,500 divided by the Per Share Price. The shares that comprise the Share Consideration will be "restricted shares" as defined in Rule 144 and shall have the benefit of the Registration Rights Agreement. The Purchase Price will be allocated and paid to the Sellers according to Schedule I.

         1.3       CLOSING; DELIVERIES.  At the Closing (as defined in
Section 1.4)

                  (a) The Purchaser shall sell, issue and deliver the Share Consideration to the Sellers, together with the certificates, opinions and other agreements and instruments contemplated by Section 5.2, as allocated in
Schedule I

                  (b) The Sellers shall sell and deliver the Company Shares respectively owned by them to the Purchaser, as shown in Schedule I, together with the certificates, opinions and other agreements and instruments contemplated by Section 5.1, free and clear of all Liens.

                  (c) The delivery of both the Company Shares and the Share Consideration shall be effected by the Sellers' presentation of certificates representing the Company Shares respectively owned by them and the Purchaser's presentation of certificates representing the Share Consideration, in the case of the Sellers each, accompanied by a duly signed stock transfer form. The Sellers shall be solely liable for any Taxes arising from the sale or transfer of the Company Shares (other than Stamp Duty which shall be borne by the Purchaser), and the Purchaser shall be solely liable for any Taxes arising from the issuance or sale of the Share Consideration.

         1.4 CLOSING DATE. The consummation of the purchase and sale of the Interests (the "Closing") shall be held at 10:00 a.m. at the offices of the Purchaser's Counsel on the business day immediately after the conditions set forth in Article 5 have been satisfied, but in no event later than September 27, 1999 or such other time and date as shall be mutually agreed to by the Purchaser and the Warrantor.

                                    ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF THE WARRANTOR

         To induce the Purchaser to enter into this Agreement, to purchase all of the Company Shares and to perform its other obligations under this Agreement, the Warrantor represents and warrants to the Purchaser as follows:

         2.1 ORGANIZATION AND QUALIFICATION. The Company is a private company limited by shares and duly incorporated under the laws of England. The Company has all requisite power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as currently conducted and as proposed to be conducted by the Warrantor prior to the date of this Agreement.

         2.2 CAPITALIZATION. The Company Shares have been duly authorized and have been validly issued and are fully paid.

         2.3       SUBSIDIARIES AND AFFILIATES. Except as described on
SCHEDULE 2.3, the Company does not own, directly or indirectly, any capital stock of, or any partnership, or other interest in, any other Person.

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

         2.4 OPTIONS OR OTHER RIGHTS. Except as described on SCHEDULE 2.4, no options, warrants, calls, commitments or other rights to acquire, sell or issue Company Shares or equity interests of the Company, whether upon conversion of other securities or otherwise, are issued or outstanding, and there is no agreement or understanding with respect to the voting of such Company Shares or other equity interests.

         2.5 OWNERSHIP OF THE SHARES. Each of the Sellers has good and marketable title to, and is the lawful record and beneficial owner of, the Company Shares owned by such Sellers, subject to no Liens. None of the Sellers has entered into any agreements or understandings with respect to the ownership or voting of the Company Shares.

         2.6 VALIDITY AND EXECUTION OF AGREEMENT. Each of the Sellers and the Company has the full legal right, capacity and power required to enter into, execute and deliver this Agreement and to perform fully its respective obligations hereunder. This Agreement has been duly executed and delivered by each of the Sellers and the Company and constitutes the valid and binding obligation of the Sellers and the Company, enforceable in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         2.7 NO CONFLICT. Neither the execution and delivery of this Agreement by any of the Sellers and the Company nor the performance by any of the Sellers and the Company of the transactions contemplated hereby will: (a) violate or conflict with any of the provisions of the Certificate of Incorporation or Memorandum of the Company; (b) violate, conflict with, result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien in or upon any of the properties or assets of such Sellers or the Company, as the case shall be, or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any mortgage, indenture, deed of trust, lease, contract, loan or credit agreement, license or other instrument to which such Sellers or the Company, as the case shall be, is a party or by which it or any of its respective properties or assets may be bound or affected; or (c) violate or conflict with any provision of any Law or Order applicable to such Sellers or the Company or require any consent or approval of or filing or notice with any Governmental or Regulatory Body by such Sellers or the Company, as the case shall be.

         2.8 BOOKS AND RECORDS. Each of the Books and Records of the Company as supplied to the Purchaser is true, correct, complete and current in all material respects and, as applicable, accurately reflects all actions taken by the Sellers and the Company since the date of inception of the Company, and all signatures contained therein are the true signatures of the Persons whose signatures they purport to be.

         2.9 ARTICLES OF ORGANIZATION; MEMORANDUM. The Company has heretofore delivered to the Purchaser true, correct and complete copies of the Certificate of Incorporation and the

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Memorandum as certified by the managing director of the Company, as in full force and effect on the date hereof.

         2.10 FINANCIAL STATEMENTS. The unaudited accounts of the Company for the years ended March 31, 1996 through 1999 (the "Company Financial Statements"), true and complete copies of which have been delivered to the Purchaser, present fairly, in all material respects, the financial position of the Company as at such dates and the results of operations of the Company for the years then ended.

         2.11 UNDISCLOSED LIABILITIES. The Company does not have any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (all of the foregoing being collectively referred to as "Liabilities" and individually as a "Liability"), of a kind required to be set forth on a financial statement that is not fully and adequately reflected or reserved against on the Company Financial Statements. The Company does not have any Liabilities of any kind required to be set forth on a financial statement, other than (a) Liabilities incurred since the Company's inception in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, or a pending claim or lawsuit), and fully reflected as Liabilities on the Company's Books and Records, none of which individually or in the aggregate, is material to the business, operations, income, condition (financial or otherwise), assets or properties of the Company or (b) Liabilities disclosed and reflected as liabilities on the Company Financial Statements.

         2.12 NO MATERIAL ADVERSE CHANGE. Except as described in Schedule 2.12, since March 31, 1999, there has been no material adverse change in the business, operations, income or condition (financial or otherwise), assets or properties of the Company, nor is any such change threatened, nor has there been any damage, destruction or loss which could reasonably be expected to have a Material Adverse Effect on the Company, whether or not covered by insurance.

         2.13 TAX MATTERS. All Tax Returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by the Company have been duly and timely filed; the Company has paid all Taxes which have become due whether pursuant to such returns or any assessment received by it or otherwise, and has paid all installments of estimated Taxes due; and all Taxes which the Company is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper Governmental or Regulatory Body. There are no tax liens upon any of the assets or properties of the Company except for Liens for Taxes not yet due.

         2.14 LITIGATION. There are no outstanding Orders by which the Company, or any of its securities, assets, properties or businesses are bound, and there is no Action or Proceeding pending or, to the knowledge of the Company, threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting the Company or any of

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its assets, properties or businesses, nor, to the knowledge of the Sellers, are there any facts which are likely to give rise to any such Action or Proceeding which if adversely decided, would have a Material Adverse Effect on the Company.

         2.15 CONTRACTS AND OTHER AGREEMENTS. SCHEDULE 2.15 sets forth the Material Contracts to which the Company is a party or by or to which the Company, or its assets, properties or businesses, is bound or subject. The Warrantor has delivered true and complete copies of all of the Material Contracts to the Purchaser. All of the Material Contracts are valid, subsisting, in full force and effect and binding upon the Company and, to the knowledge of the Warrantor, the other parties thereto in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created thereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The Company has satisfied in full or provided for all of its liabilities and obligations under such Material Contracts requiring performance prior to the date hereof in all material respects, and is not in default under any of them, nor, to the knowledge of the Warrantor, does any condition exist that with notice or lapse of time or both would constitute such a default. To the knowledge of the Warrantor, no other party to any such Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. Except as set forth on SCHEDULE 2.15 under the heading "Required Consents/Contracts," no approval or consent of any Person is needed for any of the Material Contracts to continue to be in full force and effect. All of the Company's rights under such Material Contracts will be in full force and effect following consummation of the transactions contemplated by this Agreement.

         2.16 REAL ESTATE. The Company does not own or lease any real property.

         2.17 TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE 2.17, no director or shareholder or Affiliate of the Company or Affiliate of such director or shareholder has: (a) borrowed money from or loaned money to the Company which remains outstanding; (b) had any contractual or other claim, express or implied, of any kind whatsoever against the Company; (c) had any interest in any property or assets used by the Company in the business of the Company; (d) engaged in any other transaction with the Company; or (e) owned, directly or indirectly, any interest in (except not more than five percent (5%) stockholdings for investment purposes in securities of publicly held and traded companies), or served as a director, employee or consultant of or otherwise received remuneration from, any Person which is, or has engaged in business as, a competitor, lessor, lessee, customer or supplier of the Company.

         2.18     COMPENSATION ARRANGEMENTS; OFFICERS, DIRECTORS AND EMPLOYEES.
SCHEDULE 2.18 sets forth: (a) the name of all current directors and employees of the Company and current annual salary, including any promised, expected or customary bonus or other amount, and (b) the names and titles of all directors of the Company. The Company has not made a commitment or agreement (verbally or in writing) to increase the compensation or to modify the conditions or terms of employment of any Person listed on SCHEDULE 2.18. To the knowledge of the Sellers, none of such Persons has made a threat to the Company to terminate such Person's relationship with the Company.

         2.19 OPERATIONS. Except as expressly authorized by this Agreement or as set forth on SCHEDULE 2.19, since May 31, 1999, the Company has not:

                  (a) amended its Certificate of Incorporation or the Memorandum or merged with or into or consolidated with any other Person, or changed or agreed to rearrange in any manner the character of the business of the Company;

                  (b) issued, sold or purchased options or rights to subscribe to, or entered into any contracts or commitments to issue, sell or purchase, any shares of its capital stock or other equity interests;

                  (c) entered into, amended or terminated any (i) employment agreement or collective bargaining agreement, (ii) adopted, entered into or amended any arrangement which is, or would be, a plan or arrangement adopted for the benefit of some or all of its employees or (iii) made any change in any actuarial methods or assumptions used in funding any such plan or arrangement or in the assumptions or factors used in determining benefit equivalencies thereunder;

                  (d) issued any note, bond or other debt security, created, incurred or assumed any indebtedness for borrowed money other than in the ordinary course of business in connection with trade payables;

                  (e) made any distributions of any kind to any of the Sellers (other than tax distributions) or made any direct or indirect redemption, retirement, purchase or other acquisition of its equity interests;

                  (f) knowingly waived any right of material value to the business of the Company;

                  (g) made any change in its accounting methods or practices or made any changes in depreciation or amortization policies or rates adopted by it or made any material write-down of inventory or material write-off as uncollectable of accounts receivable;

                  (h) made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any of its managers, employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same, other than increases made in the ordinary course of business consistent with past practice;

                  (i) entered into any transactions with any of the Sellers or any of the Company's Affiliates, employees, consultants, agents or other representatives (other than employment arrangements made in the ordinary course of business consistent with past practice), or with any Affiliate of any shareholder, officer, director, consultant, employee, agent or other representative;

                  (j) made any payment or commitment to pay any severance or termination pay to any Person or any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay such Persons or their officers, directors or employees in the ordinary course of business;

                  (k) (i) entered into any lease (as lessor or lessee), (ii) sold, abandoned or made any other disposition of any of its assets or properties other than in the ordinary course of business consistent with past practice,
(iii) granted or suffered any Lien on any of its assets or properties other than sales of inventory in the ordinary course of business or (iv) entered into or amended any Material Contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any Person or to refrain from competing with any Person;

                  (l) other than in the ordinary course of its business, incurred or assumed any debt, obligation or liability (whether absolute or contingent and whether or not currently due and payable);

                  (m) made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person;

                  (n) paid, directly or indirectly, any of its Liabilities before the same became due in accordance with their terms or otherwise than in the ordinary course of business, except to obtain the benefit of discounts available for early payment;

                  (o) except in the ordinary course of business, created, incurred or assumed any indebtedness for borrowed money, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation, in each case in excess of $5,000 individually or in the aggregate;

                  (p) made any capital expenditures or commitments for capital expenditures in an aggregate amount exceeding $5,000; or

                  (q) terminated, failed to renew, amended or entered into any contract or other agreement of a type required to be disclosed pursuant to
Section 2.15.

         2.20 TANGIBLE PROPERTY. SCHEDULE 2.20 sets forth a true, complete and correct list of all categories of tangible personal property with an aggregate value in excess of $5,000, which is material to the business of the Company (other than inventory), including, without limitation, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other similar tangible property, in each case owned or leased by the Company and material to the business of the Company (collectively, the "Tangible Property"), together with a description of all material leases or subleases of Tangible Property to which the Company is the lessor, sublessor, lessee or sublessee and all options to purchase or sell the underlying property. The Tangible Property is in good operating condition, subject to continued repair and replacement in accordance with past practice. The Company has not received notice that any of the Tangible Property is in violation of any existing Law or Order. During the past three years there has not been any material interruption of the operations of the Company due to inadequate maintenance of the Tangible Property. Except as set forth on SCHEDULE
2.20 under the heading "Required Consents/Tangible Property," no approval or consent of any Person is needed so that the interest of the Company in the Tangible Property shall continue to be in full force and effect and enforceable by the Purchaser following the transactions contemplated by this Agreement.

         2.21     INTELLECTUAL PROPERTY; PROPRIETARY RIGHTS; EMPLOYEE
RESTRICTIONS.

                  (a) The Company has disclosed in SCHEDULE 2.21 all copyrights, copyright registrations and copyright applications, trademark registrations and applications for registration, patents and patent applications, trademarks, service marks, trade names, trade secrets, Internet domain names or other proprietary rights (collectively, the "Disclosed Intellectual Property Rights" and together with any and all licenses, databases, computer programs and other computer software user interfaces, know-how, trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials, inventions, trade dress, logos and designs and all documentation and electronic media constituting, describing or relating to the foregoing, the "Intellectual Property Rights") used in the Company's business, including, without limitation, all licenses, assignments and releases of Intellectual Property Rights of others in material works embodied in its products. SCHEDULE 2.21 separately lists the (i) owned Intellectual Property Rights and (ii) licensed Intellectual Property Rights. Except as set forth on SCHEDULE 2.21 under the heading "Required Consents/Intellectual Property," no approval or consent of any Person is needed so that the interest of the Company in its Intellectual Property Rights shall continue to be in full force and effect and enforceable by the Purchaser following the transactions contemplated by this Agreement. All Intellectual Property Rights purported to be owned by the Company held by any employee, director or consultant have been validly assigned to the Company. The Company's Intellectual Property Rights are sufficient to carry on the business of the Company as presently conducted. The Company has exclusive ownership of or license to use all Intellectual Property Rights identified in SCHEDULE 2.21 or has obtained any licenses, releases or assignments reasonably necessary to use all third parties' Intellectual Property Rights in works embodied in its products. To the knowledge of the Sellers, the business activities or products of the Company do not infringe any Intellectual Property Rights of others. The Company has not received any notice or other claim from any Person asserting that any of the Company's activities infringe or may infringe any Intellectual Property Rights of such Person.

                  (b) The Company has the right to use, free and clear of claims or rights of others, all trade secrets, customer lists, hardware designs, programming processes, software and other information required for or incident to its products or its business as presently conducted or contemplated. The Company has taken all reasonable measures to protect and preserve the

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security and confidentiality of its Intellectual Property Rights. All employees and consultants of the Company involved in the design, review, evaluation or development of products or Intellectual Property Rights have executed nondisclosure and deeds or assignment of inventions agreements sufficient to protect the confidentiality of the Company's Intellectual Property Rights and to vest in the Company exclusive ownership of such Intellectual Property Rights. All trade secrets and other confidential information of the Company are presently valid and protectable and are not part of the public domain or knowledge, nor, have they been used, divulged or appropriated for the benefit of any Person other than the Company or otherwise to the detriment of the Company. No employee or consultant of the Company has used any trade secrets or other confidential information of any other Person in the course of their work for the Company.

                  (c) The Company is the exclusive owner of all right, title and interest in its Intellectual Property Rights as purported to be owned by the Company, such Intellectual Property Rights are valid and in full force and effect. No university, government agency (whether federal or state) or other organization has sponsored research and development conducted by the Company or has any claim of right to or ownership of or other encumbrance upon the Intellectual Property Rights of the Company. The Company is not aware of any infringement by others of its copyrights or other Intellectual Property Rights in any of its products, technology or services, or any violation of the confidentiality of any of its proprietary information. The Company is not making unlawful use of any confidential information or trade secrets of any past or present employees of the Company.

                  (d) Neither the Company nor any of the Company's employees, have any agreements or arrangements with former employers of such employees relating to confidential information or trade secrets of such employers or are bound by any consulting agreement relating to confidential information or trade secrets of another entity that are being violated by such persons. The activities of the Company's employees on behalf of the Company do not violate any agreements or arrangements known to the Company which any such employees have with former employers or any other entity to whom such employees may have rendered consulting services.

                  (e) All key employees, including all developers (contract or otherwise) of or to the Company, have executed and delivered to and in favor of the Company an agreement regarding the protection of confidential and proprietary information and the assignment to the Company of all Intellectual Property Rights arising from the services performed for the Company by such persons.

         2.22 LICENSES AND PERMITS. SCHEDULE 2.22 sets forth a list of the material government permits, licenses, domain name and other registrations and other consents and authorizations (federal, state, local and foreign) of any Governmental or Regulatory Body (collectively, "Permits") which the Company has obtained in connection with its assets, properties and business. Except as set forth on SCHEDULE 2.22 under the heading "Required Consents/Permits," no material Permit is required to be obtained by the Company in connection with its properties or the business of the Company. The Company has not received any notice of any claim of revocation of any such Permit. The Sellers has no knowledge of any event which would be likely to give rise to such a claim.

         2.23 COMPLIANCE WITH LAWS. The Company (a) is in compliance in all material respects with all, and not in violation in any material respect of any, and has not received any claim or notice that it is not in compliance in any material respect with, or that it is in violation in any material respect of, any Law or Order to which the Company or any of its businesses, operations, assets or properties (including the use and occupancy thereof) are subject and
(b) has not failed in any material respect to obtain or to adhere to the requirements of any Permit necessary in connection with its assets, properties or business.

         2.24 BANKS AND PROXIES. SCHEDULE 2.24 sets forth (a) the name of each bank, trust company, securities or other broker or other financial institution with which the Company has an account, credit line or safe deposit box or vault, or otherwise maintains relations; (b) the name of each person authorized by the Company to draw thereon or to have access to any safe deposit box or vault; (c) the purpose of each such account, safe deposit box or vault; and (d) the names of all persons authorized by proxies, powers of attorney or other instruments to act on behalf of the Company in matters concerning the business of the Company. All such accounts, credit lines, safe deposit boxes and vaults are maintained by the Company for normal business purposes. No such proxies, powers of attorney or other like instruments are irrevocable.

         2.25 YEAR 2000 COMPLIANCE. All Date Data and Date-Sensitive Systems of the Company are Year 2000 Compliant.

         2.26 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by the Sellers directly with the Purchaser, without the intervention of any other Person on behalf of the Sellers in such manner as to give rise to any valid claim by any Person against any of the Sellers or the Purchaser for a finder's fee, brokerage commission or similar payment.

         2.27     ACQUISITION OF ON2.COM SHARES.

                  (a) Each of the Sellers represents and warrants that the Share Consideration is being acquired for his own account, with no intention of transferring or assigning any participation or any interest therein, and without a view to the distribution of any portion thereof, except in accordance with the Securities Act. No Sellers will sell, assign, transfer or encumber any of such shares unless (i) a registration statement under the Securities Act with respect thereto is in effect and the prospectus included therein meets the requirements of Section 10 of the Securities Act or (ii) the Purchaser has received a written opinion of its counsel that, after an investigation of the relevant facts, such counsel is of the opinion that such proposed sale, assignment, transfer or encumbering does not require registration under the Securities Act.

                  (b) Each of the Sellers understands that (i) the Share Consideration is not being registered under Securities Act and must be held indefinitely unless the Share Consideration is subsequently registered thereunder or any exemption from such registration is available and therefore (ii) the Sellers may be required to bear the economic risk of its investment in the Share Consideration for an indefinite period of time, (iii) the Share Consideration is not being registered under the Securities Act in part on the ground that the issuance thereof is exempt under Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering and (iv) the Purchaser's reliance on such exemption is predicated in part on the foregoing representation and warranty of the Sellers.

                  (c) Each of the Sellers understands that the Purchaser will have an appropriate stop order placed on its stock records indicating the existence of the terms of this Agreement, and that each certificate representing the Share Consideration shall bear the following or a substantially similar legend:

         "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR ENCUMBERED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT, OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT."

                  (d) Each of the Sellers has received copies of the Purchasers Current Report on SEC Form 8-K filed June 21, 1999 and the Company's Quarterly Report on SEC Form 10-QSB filed August 23, 1999.

         2.28 DISCLOSURE. To the knowledge of the Warrantor, none of the representations, warranties or covenants contained in this Agreement, or any Schedule or Exhibit to this Agreement, made by the Sellers or the Company contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.


                                    ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         To induce the Sellers to enter into this Agreement, to sell the Company Shares owned by them and to perform their other obligations under this Agreement, the Purchaser hereby represents and warrants to the Sellers as follows:

         3.1 VALIDITY AND EXECUTION OF AGREEMENT. The Purchaser has the full legal right and power required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         3.2 NO CONFLICT. Neither the execution and delivery of this Agreement by the Purchaser nor the performance by the Purchaser of the transactions contemplated hereby will: (a) violate or conflict with any provisions of any Law or Order applicable to the Purchaser; or (c) require any consent or approval by or filing or notice with any Governmental or Regulatory Body.

         3.3 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with the Sellers without the intervention of any other Person on behalf of the Purchaser in such manner as to give rise to any valid claim by any Person against the Sellers for a finder's fee, brokerage commission or similar payment.

         3.4 DISCLOSURE. To the knowledge of the Purchaser, none of the representations, warranties or covenants contained in this Agreement, or in any Schedule or Exhibit hereto, made by the Purchaser, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.


                                    ARTICLE 4

                              PRE-CLOSING COVENANTS

         The Sellers and the Purchaser hereby covenant and agree as follows:

         4.1      CORPORATE EXAMINATIONS AND INVESTIGATIONS.

                  (a) At or prior to the Closing Date, the Purchaser shall be entitled to make such investigation of the assets, properties, business and operations of the Company and such examination of the books, records, Tax Returns, financial condition and operations of the Company as the Purchaser may wish. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Company shall cooperate fully therein. In order that the Purchaser may have full opportunity to make such a business, accounting and legal review, examination or investigation as they may wish of the business and affairs of the Company, the Company shall furnish to the Purchaser during such period all such information and copies of such documents concerning the affairs of the Company as the Purchaser may reasonably request and cause the Company's officers, employees, consultants, agents, accountants and attorneys to cooperate fully with the Purchaser in connection with such review and examination and to make full disclosure to the Purchaser of all material facts affecting the financial condition and business operations of the Company.

                  (b) Until the Closing and if the Closing shall not occur, thereafter, the Purchaser and its Affiliates shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement and after termination of this Agreement, the Purchaser and its Affiliates shall not disclose, nor use for their own benefit, any information or documents obtained from the Company concerning its assets, properties, business and operations, unless (i) readily ascertainable from public or published information, or trade sources, (ii) received from a third party not under an obligation to the Company to keep such information confidential or (iii) required by any Law or Order. If this transaction does not close for any reason, the Purchaser and its Affiliates shall return or destroy all such confidential information and compilations thereof as is practicable, and shall certify such destruction or return to the Company. In furtherance of the foregoing, prior to the Closing, the Warrantor will provide to the Purchaser:

                  (1) access to the Technology in the form of object code, source code, compiled applications, dynamic link libraries, and similar usable software components, such that the Purchaser is able to use the Intellectual Property Rights within its demonstration and "Beta" versions of products and services;

                  (2) rights to redistribute for demonstration and so-called "Beta testing" the decompression components of the Intellectual Property Rights. Such redistribution will be limited to playback software only and will in no event include software that enables compression of video. The Purchaser will require its Beta users to agree to a license restricting their rights and privileges in ways similar to those restrictions the Purchaser uses for its own technology, including, but not limited to, restrictions against reverse engineering, further distributions, modifications, changes in copyright notices and information about authorship and reasonable time limits;

                  (3) consulting time and services to facilitate and expedite the process of integrating the Intellectual Property Rights into the Purchaser's products and services, such consulting to include making improvements and changes to the Intellectual Property Rights, working directly with the Purchaser's engineers (both remotely and on-site) to integrate the Technology, providing answers to technical questions related to the Technology and assisting with the testing and debugging of the Technology as deployed by the Purchaser; and

                  (4) access to records and other materials relating to the Seller's proprietary information, including patent applications and related materials, sufficient to enable the Purchaser to review issues of ownership and infringement.

         4.2 CONDUCT OF BUSINESS. From the date hereof through the Closing Date, the Sellers shall cause the business of the Company to be conducted in the ordinary course in the same manner as it has been conducted since May 31, 1998.

         4.3 PRESERVATION OF BUSINESS. From the date hereof through the Closing Date, the Sellers shall cause the Company to use commercially reasonable efforts to (i) preserve intact the business, assets, properties and organizations of the Company, (ii) keep available the services of the present officers, employees, consultants and agents of the Company; and (iii) maintain the present suppliers and customers and preserve the goodwill of the Company.

         4.4 NO SOLICITATIONS. Neither the Company nor any of the Sellers will take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group regarding any acquisition of the Company, any merger or consolidation with or involving the Company, or any acquisition of any material portion of the stock or assets of the Company, or any equity or debt financing of the Company or any material license of Intellectual Property Rights (any of the foregoing being referred to in this Agreement as an "Acquisition Transaction") or enter into an agreement concerning any Acquisition Transaction with any party other than the Purchaser. If between the date of this Agreement and the earlier of (a) the Closing Date and (b) termination of this Agreement pursuant to Article 8, the Company or the Sellers receives from a third party any offer to negotiate or consummate an Acquisition Transaction, the Company and the Sellers shall immediately (i) notify the Purchaser (orally and in writing) of such offer, including the identity of such party and the terms of any proposal therein, and
(ii) notify such third party in writing of the Company's and the Sellers' obligations under this Agreement.

         4.5 OTHER AGREEMENTS. The Sellers and the Purchaser agree to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings, including, but not limited to, submissions of information requested by Governmental or Regulatory Bodies and any other Persons required to be obtained by them for the consummation of the closing and the continuance in full force and effect of the permits, contracts and other agreements set forth on the Schedules to this Agreement.

                                    ARTICLE 5

                       CONDITIONS PRECEDENT TO THE CLOSING

         5.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER TO COMPLETE THE CLOSING. The obligations of the Purchaser to perform its obligations under this Agreement at the Closing are subject to the fulfillment of the following conditions, any one or more of which may be waived by the
Purchaser:

                  (a) CLOSING CERTIFICATE OF THE SELLERS. The Warrantor shall have delivered to the Purchaser a certificate signed by him, dated the Closing Date, substantially in the form of EXHIBIT B.

                  (b) DELIVERY OF COMPANY SHARES. The Sellers shall have delivered to the Purchaser's Counsel certificates evidencing the Company Shares together with a duly signed stock transfer form in favor of the Purchaser.

                  (c) NO LITIGATION. No Action or Proceeding shall be pending in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby. No

Order which restrains or prohibits the transactions contemplated hereby shall be in effect. No Governmental or Regulatory Body shall be seeking such an Order or threatening to do so.

                  (d) REQUIRED CONSENTS. Each of the Required Consents shall have been obtained.

                  (e) LOANS TO DIRECTORS. All loans by the Company to its directors shall have been cancelled or paid in full.

                  (f) SERVICE AGREEMENT. The Warrantor and the Company shall have entered into the Service Agreement.

                  (g) REGISTRATION RIGHTS AGREEMENT. Each of the Sellers and Peter Norris shall have entered into and delivered the Registration Rights Agreement to the Purchaser.

                  (h) OPINION OF COUNSEL. The Purchaser shall have received an opinion of counsel from Sellers' Solicitors as to such matters as it shall reasonably request.

                  (i) APPROVAL OF DOCUMENTS. The form and substance of all legal proceedings, documents, or papers used or delivered hereunder by the Sellers shall be reasonably satisfactory to the Purchaser's Counsel.

         5.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS TO COMPLETE THE CLOSING. The obligations of the Sellers to perform their obligations under this Agreement at the Closing are subject to the fulfillment on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by the Warrantor:

                  (a) CLOSING CERTIFICATE OF THE PURCHASER. The Purchaser shall have delivered to the Warrantor a certificate signed by it, dated the Closing Date, substantially in the form of EXHIBIT C.

                  (b) PURCHASER'S DELIVERY. The Purchaser shall have paid to the Sellers' Solicitors the Cash Portion and delivered to the Sellers' Solicitors the Purchaser's Notes and the Share Consideration.

                  (c) SERVICE AGREEMENT. The Warrantor and the Company shall have entered into the Service Agreement.

                  (d) REGISTRATION RIGHTS AGREEMENT. The Purchaser shall have entered into and delivered the Registration Rights Agreement to the Seller's Counsel.

                  (e) NO LITIGATION. No Action or Proceeding shall be pending in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby. No Order which restrains or prohibits the transactions contemplated hereby shall be in effect. No Governmental or Regulatory Body shall be seeking such an Order or threatening to do so.

                  (f) OPINION OF COUNSEL. The Sellers shall have received an opinion from Purchaser's Counsel as to such matters as the Sellers shall reasonably request.

                  (g) INLAND REVENUE CLEARANCE LETTER. The Sellers shall have received a Section 138 clearance letter (the "Clearance Letter") from Inland Revenue such that the Share Consideration portion of the Purchase Price is not immediately taxable to the Sellers.

                  (h) APPROVAL OF DOCUMENTS. The form and substance of all legal proceedings, documents, or papers used or delivered hereunder by the Purchaser shall be reasonably satisfactory to the Sellers' Counsel.


                                    ARTICLE 6

                             POST-CLOSING COVENANTS

         The parties covenant to take the following actions after the Closing
Date:

         6.1 FURTHER INFORMATION. Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of the Company relating to the business of the Company in their possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its Affiliates and (b) for any other reasonable business purpose.

         6.2 RECORD RETENTION. Each party agrees that for a period of not less than five years following the Closing Date, such party shall not destroy or otherwise dispose of any of the Books and Records of the Company relating to the business of the Company in his or its possession with respect to periods prior to the Closing Date. Each party shall have the right to destroy all or part of such Books and Records after the fifth anniversary of the Closing Date or, at an earlier time by giving each other party hereto 30 days prior written notice of such intended disposition and by offering to deliver to the other party or parties, at the other party's or parties' expense, custody of such Books and Records as such party may intend to destroy.

         6.3 POST-CLOSING ASSISTANCE. The Sellers, on the one hand, and the Purchaser, on the other hand, will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination. The party requesting assistance shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance. Any information obtained pursuant to this Section 6.3 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

         6.4 SEC REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Share Consideration and other securities of the Purchaser to the public without registration, from and after the Closing, the Company will:

                  (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times; and

                  (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act.

                                    ARTICLE 7

                            SURVIVAL; INDEMNIFICATION

         7.1 SURVIVAL OF AGREEMENTS, REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, each agreement in this Agreement shall survive the Closing without limitation as to time until fully performed and each representation and warranty in this Agreement or in the Exhibits, Schedules or certificates delivered pursuant to this Agreement shall survive the Closing for a period of two years (other than the representations and warranties contained in Section 2.5 which shall survive the Closing without limitation as to time). Notice must be given to the party from whom indemnification is sought of any claim for indemnification under Article 7 prior to the termination of the relevant survival period.

         7.2 INDEMNIFICATION BY THE SELLERS. From and after the Closing Date, subject to the limitations set forth in Section 7.5, the Sellers will indemnify, hold harmless and defend the Purchaser and its Affiliates (including, without limitation, the Company) (and their respective directors, officers, agents and employees, successors and assigns) (each, a "PURCHASER INDEMNIFIED PARTY") in accordance with the provisions of this Article 7 from and against:

                  (i) any and all Damages incurred by any of them arising out of, relating to or based upon any inaccuracy in, or breach of, any of the representations or warranties, covenants or agreements of the Sellers or the Company contained in or incorporated into this Agreement, in the Schedules hereto or in certificates delivered pursuant to this Agreement; and

                  (ii) any Cost incurred by the Company in connection with the enforcement of this Agreement.

The right of the Purchaser Indemnified Parties to be indemnified hereunder shall not be limited or affected by any investigation conducted or notice or knowledge obtained by or on behalf of any such Persons.

         7.3 PURCHASER'S INDEMNITY. From and after the Closing Date, the Purchaser will indemnify, hold harmless and defend the Sellers from and against any and all Damages incurred by the Sellers arising out of, relating to or based upon any inaccuracy in, or breach of, any of the representations or warranties, covenants or agreements of the Purchaser contained in or incorporated into this Agreement or in certificates delivered pursuant to this Agreement.

         7.4 METHOD OF ASSERTING CLAIMS. The party making a claim under this Article 7 is referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Article 7 is referred to as the "Indemnifying Party". All claims by any Indemnified Party under this
Article 7 shall be asserted and resolved as follows:

                  (a) Whenever an Indemnified Party becomes aware of a claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder, the Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim, identifying the representation or warranty on which such claim is based, the basis for such claim or demand, and the amount or the estimated amount thereof to the extent then determinable (which estimate shall not be conclusive of the final amount of such claim and demand; the "Claim Notice"); PROVIDED, that any failure to give a Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. If the basis of such claim is a claim or demand by a third party, the Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and shall pay the reasonable fees and disbursements of such counsel with regard thereto; PROVIDED, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (y) representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. A claim or demand may not be settled by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld) unless, as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to such Indemnified Party.

                  (b) Whenever any Indemnified Party shall have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party.

                  (c) After delivery of a Claim Notice, so long as any right to indemnification exists pursuant to this Article 7, the affected parties each agree to retain all Books and Records related to such Claim Notice. In each instance, the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings. Any information or documents made available to any party hereunder and designated as confidential by the party providing such information or documents and which is not otherwise generally available to the public and not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any of such information which it has agreed hereunder to keep confidential).

         7.5 LIMITATIONS ON THE SELLER'S OBLIGATIONS. Notwithstanding the provisions of Section 7.2, no claim for indemnification under Section 7.2 may be made (a) unless the aggregate amount of Damages or Taxes (aggregating all claims for indemnification under such Section) exceeds U.S. $ ten thousand dollars ($10,000), PROVIDED, HOWEVER, that in the event this threshold is exceeded, claims may be made from first dollar, and PROVIDED, FURTHER, that claims arising under Section 2.5 or 2.13, may be made from first dollar without regard whether the U.S. ten thousand ($10,000) threshold is met or (b) for any Damage or Tax which, when added to all previous claims, would exceed U.S. three million dollars ($3,000,000) of Damages and Taxes (including all legal and other costs incurred by the Indemnifying Party in connection with its obligations under this Section) claimed under Section 7.2.

         7.6 GENERAL PROVISIONS. The following general provisions shall apply to any claim for indemnification under this Article 7:

                  (a) The amount of any claim subject to indemnification shall be determined after taking into account the present value of any tax benefits (net of tax detriments) accruing to the Indemnified Party or any Affiliate as a result of such claim.

                  (b) Except as otherwise set forth in this Section 7.5(b), with respect to any breach, violation or nonfulfillment of or default in the performance of any representation, warranty or covenant of this Agreement for which a right to claim indemnification is provided in this Article 7, after the Closing a claim or an action under and pursuant to the terms, conditions and limitations of this Article 7 shall be the sole and exclusive right and remedy of the Purchaser and the Sellers, and neither the Purchaser nor the Sellers shall have any other claim, cause of action, right, or remedy for such breach, violation, non-fulfillment or default against the other based upon this Agreement, any provision of any securities or other statute, law, rule or regulation or based upon any other cause of action arising at law or in equity; PROVIDED, that if for any reason a court of competent jurisdiction shall refuse to enforce this provision, and shall permit the Purchaser or the Sellers to assert any action based other than upon the right to claim indemnification as provided in this Article 7, the Purchaser and the Sellers agree that the amount of such other claim shall be subject to and limited by the provisions of this Article 7. The provisions of this Section 7.5(b) shall not preclude the prosecution of any action or proceeding based on fraud that, if found to exist, would be sufficient to give rise to the right of rescission with respect to the transactions contemplated by this Agreement.

         7.7 RIGHT OF OFFSET. If and to the extent that any of the Sellers is obligated to indemnify, defend and hold the Purchaser harmless pursuant to Section 7.2, the Purchaser may, at its sole election, satisfy all or part of any such obligation of such Sellers by offsetting any amounts due to the Purchaser from the Sellers against any amounts due to such Sellers from the Purchaser under this Agreement or under the Services Agreement.

                                    ARTICLE 8

                            TERMINATION OF AGREEMENT

         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing as follows:

                  (a) by mutual written consent of the Purchaser and the Warrantor; and

                  (b) subject to the prior set forth below in the Section, by the Purchaser, on the one hand, or by the Warrantor, on the other hand, by written notice to the other party hereto, if the Closing shall not have occurred on or prior to the close of business on September 25, 1999 (unless such delay has been caused by a breach of this Agreement by the party seeking such termination); and

                  (c) by the Purchaser or by the Sellers, if any Judgment shall have been enacted, entered, promulgated or enforced which prohibits or enjoins the consummation of the sale and purchase of the Company Shares or the Share Consideration and such Judgment is or shall have become final and nonappealable.

         8.2 SURVIVAL AFTER TERMINATION. If this Agreement is terminated pursuant to Section 8.1, (a) this Agreement shall become null and void and of no further force and effect, except for the provisions of Article 4 relating to the obligation to keep confidential certain information and

(b) there shall be no liability on the part of the Company or the Purchaser or their respective Affiliates.

                                    ARTICLE 9

                                  MISCELLANEOUS

         9.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

         "ACTION OR PROCEEDING" means any action, suit, proceeding or arbitration by any Person or any investigation or audit by any Governmental or Regulatory Body.

         "ACQUISITION TRANSACTION" has the meaning specified in Section 4.4.

         "AFFILIATE" with respect to any Person, means any other Person controlling, controlled by or under common control with such Person.

         "AGREEMENT" means this Agreement.

         "AMEX" means the American Stock Exchange.

         "BOOKS AND RECORDS" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition (financial or other), results of operations, assets or properties of such Person, including, without limitation, financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock transfer ledgers, contracts and other agreements, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

         "CASH PORTION" means US $330,000 in cash, certified check or other immediately available funds.

         "CLAIM NOTICE" has the meaning specified in Section 7.4(a).

         "CLEARANCE LETTER" has the meaning given it in Section 5.2(g).

         "CLOSING" has the meaning specified in Section 1.4.

         "CLOSING DATE" has the meaning specified in Section 1.4.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMISSION" means the U.S. Securities and Exchange Commission.

         "COMPANY" means MetaVisual Creations Limited, a private company limited by shares and incorporated under the laws of England with registered number 2674066.

         "COMPANY FINANCIAL STATEMENTS" has the meaning specified in Section
2.10.

         "COMPANY SHARES" means seven hundred ordinary shares of one pence each of the Company.

         "CONTRACTS" means all executory contracts, agreements, notes, understandings, indentures, bonds, loans, instruments, leases, mortgages, franchises, licenses, commitments or other legally binding arrangements.

         "COSTS" means costs, fees and expenses.

         "DAMAGES" shall mean any and all losses, costs, claims, damages, Liabilities, Judgments, settlements, demands, offsets, Taxes, reasonable out-of-pocket costs, expenses and attorneys' fees and penalties and interest, if any, incurred by any indemnified party, but shall not include any incidental or consequential damages unless assessed against an indemnified party as a result of a third party claim or attorneys' fees incurred in enforcing any indemnified party's right to indemnification under this Agreement.

         "DATE DATA" means any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information.

         "DATE-SENSITIVE SYSTEM" means any software, microcode or hardware system or component, including any electric or electronically controlled system or component, that processes any Date Data and (a) that is installed, in development or on order by the Company for its internal use, or (b) which the Company sells, supports, maintains, operates, warrants, leases, licenses, assigns or otherwise provides as an integral part of its products or services (or has sold, supported, maintained, operated, warranted, leased, licensed, assigned or otherwise provided in the past as an integral part of its products or services).

         "DISCLOSED INTELLECTUAL PROPERTY RIGHTS" has the meaning specified in Section 2.21 (a).

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "GAAP" means generally accepted accounting principles in the United States of America.

         "GOVERNMENTAL OR REGULATORY BODY" means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision.

         "INDEMNIFIED PARTY" has the meaning specified in Section 7.4.

         "INDEMNIFYING PARTY" has the meaning specified in Section 7.4.

         "INTELLECTUAL PROPERTY RIGHTS" has the meaning specified in Section
2.21 (a).

         "IRS" means the Internal Revenue Service of the United States of
America.

         "JUDGMENT" means any judgments, orders, injunctions (temporary or permanent), decrees, rulings or awards of any federal, state, local or foreign court, arbitrator or other judicial authority or any federal, state, local or foreign governmental, administrative or regulatory authority.

         "LAW" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Body.

         "LIABILITIES" has the meaning specified in Section 2.11.

         "LIEN" means any lien, pledge, hypothecation, mortgage, security interest, claim, lease, fixed or floating charge, option, right of first refusal, easement, servitude, transfer restriction under any agreement, encumbrance or any other restriction or limitation whatsoever, other than (i) materialmen's, mechanics', repairmen's or other like liens arising in the ordinary course of business for amounts either not yet due or being contested in good faith and by appropriate proceedings so long as such proceedings shall not involve any material danger of sale, forfeiture or loss of any part of the assets of the Company and shall have been disclosed to the Purchaser hereunder, or (ii) any Lien arising as a result of any act or omission of the Purchaser.

         "MATERIAL ADVERSE EFFECT" means, in the case of any Person, any change or changes or effect or effects that individually or in the aggregate are or may reasonably be expected to be materially adverse to (i) the assets, properties, business, operations, income or condition (financial or otherwise) of such Person or (ii) the ability of such Person to perform its obligations under this Agreement.

         "MATERIAL CONTRACT" shall mean any Contract of the following categories to which the Company is a party or by which the Company or any of its assets or properties is bound: (i) employment Contracts, including Contracts to employ executive officers and other Contracts with officers, directors or shareholders, and all severance, change in control or similar arrangements with any officers, employees or agents that will result in any obligation (absolute or contingent) to make any payment to any officers, employees or agents following either the consummation of the transactions contemplated hereby, termination of employment, or both; (ii) Contracts with organizations representing employees; (iii) Contracts out of the ordinary course of business; (iv) Contracts which, individually, involve an aggregate yearly amount in excess of $25,000 and are not cancelable (without material penalty, cost or other liability) within ninety days; (v) Contracts the duration of which exceeds three years and involving an annual amount in excess of $25,000; (vi) other Contracts that create a right and/or an obligation with respect to the Company in excess of $50,000; (vii) Contracts (and in particular, promissory notes, loan agreements, indentures or other evidence of indebtedness) providing for the lending of money, whether as borrower, lender or guarantor; (viii) Contracts containing covenants limiting the freedom to engage in any line of business or compete with any Person or operate at any location; (ix) joint venture or partnership agreements or joint development or similar agreements involving a commitment in excess of $25,000 (x) Contracts providing for the acquisition, directly or indirectly (by merger or otherwise), of substantially all of the assets or any part of the capital stock of another Person; (xi) Contracts including a change of control or similar provision, pursuant to which the other party to such Contract has the right, as a mere result of the transactions contemplated by this Agreement, to substantially modify the terms of such Contract (including accelerate any payment thereunder), or to terminate such Contract; and (xii) Contracts providing for powers of attorney or similar authorizations that have been entered into out of the Company's ordinary course of business.

         "MEMORANDUM" means the Memorandum and Articles of Association of the Company, as in effect as of the date of this Agreement.

         "OPTION AGREEMENT" means the Agreement, dated July 25, 1999, between the Warrantor and the Purchaser relating to the subject matter of this Agreement.

         "ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Body, in each case whether preliminary or final.

         "PERMITS" has the meaning specified in Section 2.22.

         "PERSON" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

         "PER SHARE PRICE" means the arithmetic average of the closing price of Purchaser Common Stock as quoted on the Amex for the 75 trading days immediately prior to the Closing Date; PROVIDED, that if the Closing occurs prior to the 75th trading day after June 30, 1999, the Per Share Price shall be computed as the arithmetic average of the closing prices for Purchaser Common Stock during the period beginning with June 21, 1999 and ending on the trading day prior to the Closing Date.

         "PETER NORRIS" means Peter Norris of Monk's Pool, Rectory Road, Meppershall, Bedfordshire SG17 5NB, United Kingdom.

         "PURCHASE PRICE" has the meaning given it in Section 1.2.

         "PURCHASER" means On2.Com Inc., a Colorado corporation having its principal address at 375 Greenwich Street, 4th Floor, New York, New York, United States of America 10013.

         "PURCHASER COMMON STOCK" means the common stock, no par value, of the Purchaser.

         "PURCHASER INDEMNIFIED PARTY" has the meaning specified in Section
7.2.

         "PURCHASER'S COUNSEL" means Greenberg Traurig of 200 Park Avenue, New York, New York, United States of America 10166.

         "PURCHASER'S NOTE" means, collectively, the promissory notes of the Purchaser delivered in the Sellers in the aggregate original principal amount of US $332,500, substantially in the form of Exhibit A.

         "REQUIRED CONSENTS" means any approvals or consents of any Person to the transactions contemplated by this Agreement required under (a) any Material Contract, as set forth on SCHEDULE 2.15 under the heading "Required Consents/Contracts," (b) any right or interest of the Company relating to Tangible Property, as set forth on SCHEDULE 2.20 under the heading "Required Consents/Tangible Property," (b) any right or interest of the Company relating to Intellectual Property Rights, as set forth on SCHEDULE 2.21 under the heading "Required Consents/Intellectual Property," or (d) any Permit, as set forth on SCHEDULE 2.22 under the heading "Required Consents/Permits."

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement to be entered into by the Purchaser, Peter Norris and the Sellers substantially in the form of Exhibit D.

         "RULE 144" means Rule 144 promulgated under the Securities Act.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SELLERS" has the meaning given it in the initial paragraph of this Agreement.

         "SELLER'S SOLICITORS" means Withers of 12 Gough Square, London EC4A 3DW United Kingdom of Great Britain and Northern Ireland.

         "SERVICE AGREEMENT" means the Service Agreement to be entered into between the Company and the Warrantor, substantially in the form of Exhibit E.

         "SHARE CONSIDERATION" has the meaning specified in Section 1.2.

         "TANGIBLE PROPERTY" has the meaning specified in Section 2.20.

         "TAX RETURN" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state, local, or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on the Company) or the administration of any laws, regulations or administrative requirements relating to any Tax.

         "TAX" and "TAXES" means all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, whether disputed or not, including, without limitation, income, capital, estimated, excise, property, sales, transfer, withholding, employment, payroll, and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments and any expenses incurred in connection with the settlement of any tax liability.

         "WARRANTOR" has the meaning given it in the initial paragraph of this Agreement.

         "YEAR 2000 COMPLIANT" means (i) with respect to Date Data, that such data is in proper format and accurate for all dates in the twentieth and twenty-first centuries, and (ii) with respect to Date-Sensitive Systems, that each such system correctly and accurately processes all Date Data without interruption before, during and after January 1, 2000, including those relating to the twentieth and twenty-first centuries, without loss of any functionality or performance, including but not limited to calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations and the quad-centennial rule), when used as a stand alone system or in combination with other software or hardware.

         9.2 EXPENSES. Each of the parties to this Agreement shall pay his own expenses (including, without limitation, attorney's and accountants' fees and out-of-pocket expenses) incident to this Agreement and the transactions contemplated hereby.

         9.3 FURTHER ASSURANCES. At any time and from time to time after the Closing Date at the request of the Purchaser, and without further consideration, the Sellers will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as the Purchaser may reasonably deem necessary or desirable in order to transfer, convey and assign the Company Shares to the Purchaser and to assist the Purchaser in exercising all rights with respect thereto. The parties shall use their best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are conditions precedent to the Closing.

         9.4 NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, sent by facsimile transmission or sent by prepaid air courier or certified or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person or sent by facsimile transmission (if clearly received in full) or (b) three business days following the mailing thereof, if sent by prepaid air courier or certified or express mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 9.4):

                  If to the Company:

                           MetaVisual Creations Limited
                           51 Old School Lane
                           Milton, Cambridge
                           CB4 6BS
                           United Kingdom
                           Attention:       Mr. Paul Gordon Wilkins

                  with a copy to:

                           Withers
                           12 Gough Square

                           London EC4A 3DW
                           Fax:     44-1-171-936-2589
                                    reference:  TJT

                  If to the Sellers, at their respective addresses set forth in Schedule I, with a copy to:

                           Withers
                           12 Gough Square
                           London EC4A 3DW
                           Fax:     44-1-171-936-2589
                                    reference:  TJT

                  If to the Purchaser:

                           On2.Com Inc.
                           375 Greenwich Street, 4th Floor
                           New York, New York 10013
                           Attention:    President

                  with a copy to:

                           Greenberg Traurig
                           200 Park Avenue
                           New York, New York 10166
                           Attention:    William A. Newman, Esq.

         9.5 PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Purchaser and the Sellers, except as may be required by applicable law.

         9.6 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto, including the Option Agreement. In the event of any inconsistency between the Option Agreement and this Agreement, the terms of this Agreement (including the price and related terms) shall prevail.

         9.7 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Purchaser and the Warrantor or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

         9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law; PROVIDED, that all matters concerning the due incorporation of the Company, the validity of any Contracts to which the Company is a party and the requirements for the transfer of the Company Shares shall be governed by English law.

         9.9 JURISDICTION. Each of the Purchaser, each of the Sellers and the Company hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of any state or federal court located within the County of New York, State of New York, in connection with any, actions, suits or proceedings arising out of or relating to this Agreement or any of the agreements delivered in connection herewith (except the Services Agreement) or the transactions contemplated hereby or thereby. Each of the Purchaser, the Sellers and the Company hereby waives any objection to venue in such jurisdiction, and agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected as provided by Section 9.4, or to their respective attorneys at their respective addresses set forth in Section 9.4 by internationally recognized overnight express service such as DHL or Federal Express.

         9.10 BINDING EFFECT, NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable by any party hereto without the prior written consent of the other parties hereto except by operation of law and any other purported assignment shall be null and void.

         9.11 VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

         9.12 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         9.13 EXHIBITS AND SCHEDULES. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         9.14 HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

         9.15 SEVERABILITY OF PROVISIONS. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances (or in jurisdictions) other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                  THE PURCHASER:

                                  ON2.COM INC.

                                  By:      /s/ Dan Miller
                                     ------------------------------------------
                                  Name:    Dan Miller
                                  Title:   President


                                  THE SELLERS:



                                  /s/ Paul Gordon Wilkins
                                  ---------------------------------------------
                                  Paul Gordon Wilkins

                                  /s/ Simon David Conway-Smith
                                  ---------------------------------------------
                                  Simon David Conway-Smith

                                  /s/ Paul Gordon Wilkins
                                  ---------------------------------------------

                                  /s/ Janet Rose Wilkins
                                  ---------------------------------------------
                                  Paul Gordon Wilkins and
                                  Janet Rose Wilkins as trustees




                                  THE COMPANY:

                                  METAVISUAL CREATIONS LIMITED


                                  By:  /s/ Paul Gordon Wilkins
                                     ------------------------------------------
                                  Name:  Paul Gordon Wilkins
                                  Title: Director

                                                                      Schedule I

      NAMES AND ADDRESSES OF THE SELLERS; ALLOCATIONS OF THE PURCHASE PRICE



                                                      Company          Cash Paid            Purchaser's
               Name and Address                       Shares         at Closing (1)         Note (2)       Share Consideration (3)
               ----------------                       ------         --------------         --------       -----------------------
Paul Gordon Wilkins                                     610          $281,142.86           $289,750.00        $1,862,678.59
51 Old School Lane
Milton Cambridge CB4 6BS
United Kingdom

Simon David Conway-Smith                                20           $ 10,857.14           $  9,500.00        $   61,071.41
16 Courtyards, Little Shelford
Cambridge CB2 5ER United Kingdom

Paul Gordon Wilkins and Janet Rose Wilkins as           70           $ 38,000.00           $ 33,250.00        $  213,750.00
trustees of the Paul Gordon Wilkins 1999
Children's Settlement
51 Old School Lane
Milton
Cambridge CB4 6BS
United Kingdom
                                         TOTAL                       $330,000.00           $332,500.00        $2,137,500.00
                                                                     ===========           ===========        =============


(1) All amounts expressed in United States dollars.

(2) The amounts are original principal amounts.

(3) To be converted into numbers of shares of the Purchaser according to the Agreement.